Exhibit 99

1. Name and Address of Reporting Person:

   Time Warner Inc.

   One Time Warner Center

   New York, New York 10019

2. Issuer Name and Ticker or Trading Symbol:

Central European Media Enterprises Ltd. (CETV)

3. Statement for Month/Day/Year

   5/18/2009

This Form 4 is being filed on behalf

of Time Warner Inc. ("Time Warner"),

TW Media Holdings LLC ("TW LLC"),

a wholly-owned subsidiary of Time Warner,

and Time Warner Media Holdings B.V., a

wholly-owned subsidiary of TW LLC (collectively,

the "Reporting Person"). The designated filer of

this Form 4 is Time Warner.  The Reporting

Person's address is One Time Warner Center,

New York, NY 10019.

TW Media Holdings LLC

/s/  Brenda C. Karickhoff

By:  Brenda C. Karickhoff

Its:  Senior Vice President

Time Warner Media Holdings B.V.

/s/  Michael Del Nin

By:  Michael Del Nin

Its:  Senior Vice President